Tel: 604 688 5421 BDO Canada LLP Fax: 604 688 5132 600 Cathedral Place www.bdo.ca 925 West Georgia Street Vancouver BC V6C 3L2 Canada Consent of Independent Registered Public Accounting Firm Enersys Reading, Pennsylvania We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-226712, 333-219838, 333-168717) of Enersys of our report dated February 22, 2019, relating to the consolidated financial statements of Alpha Technologies Ltd. as of and for the year ended December 31, 2017, which appears in this Current Report on Form 8•K/A. /s/ “BDO Canada, LLP” Chartered Professional Accountants Vancouver, Canada February 22, 2019 BDO Canada LLP, a Canadian limited liability partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.